Exhibit 10.18

Interoffice Memorandum For Internal Use Only

To:	Brian Parker, CFO
Date:	May 22, 2003
From:	Beth Tarter, SVP Human Resources
CC:	Maureen Ehrenberg, President, Management Services File
Subject:	Confirmation of Compensation Adjustments for Maureen Ehrenberg

Compensation Adjustments:

1.	Base Salary: $400,000.00 if annualized; effective January 1, 2003

2.	Retro due on base salary to be paid as lump sum on the May 31, 2003 payroll

3.	Pre-payment toward 2003 bonus: $100,000.00 if annualized; effective January 1, 2003.

4.	Retro due on pre-payment toward 2003 potential bonus to paid as lump sum on the May 31, 2003 payroll.

5.	One time payment of $75,000.00 to be paid as lump sum on May 31, 2003 payroll cycle.

6.	All amounts listed above are gross amounts and will be paid less withholding and customary deductions.